Exhibit 99.1

AVAX Technologies, Inc. OTCMarket: AVXT.OB For Immediate Release	Contact: Dr. John Prendergast Executive Chairman (215) 241-9760

AVAX Technologies appoints Dr. François Martelet

as President and Chief Executive Officer

Philadelphia, PA December 4, 2007 - AVAX Technologies, Inc. (OTC Market: AVXT.OB) announced today that Dr. François Martelet has been appointed as President and Chief Executive Officer by the Company’s Board of Directors (the “Board”), effective as of December 1, 2007. Dr. Martelet joined the Company’s Board of Directors in July, 2007.

“We are very pleased to have Dr. Martelet accept the position of Chief Executive Officer and lead the Company’s efforts towards commercialization of AVAX’s Autologous Cell (AC) vaccine platform. François has successfully introduced oncology products into the marketplace in previous positions as well as having responsibility for late stage clinical programs. We believe that this experience base will be instrumental for the successful completion of our current pivotal trial in Stage IV melanoma, market registration and commercial launch of M-VAX, the AC Vaccine candidate for melanoma,,” stated John Prendergast, Executive Chairman of AVAX. “In addition, François’ extensive commercialization expertise in oncology product and pipeline development with his over 16 years of marketing and distribution activities coupled with his strong background in Europe will be extremely valuable in driving forward the Company’s strategic development initiatives”.

“I am delighted to accept the leadership of AVAX, an international organization that I believe holds unique growth potential in immunotherapy for cancer. Coming from a large pharmaceutical company background I intend to apply my experience to get AVAX to the next level which means that down the road the Company can become a world class leader in commercializing therapeutics vaccines in Oncology. The first step in this exciting and challenging journey is to successfully register and launch M-VAX in Metastatic Melanoma, a truly unmet medical need that we have currently in Phase III both in the US and in Europe. Moreover, I believe that the development of the AC Vaccine platform for other indications such as ovarian and non-small cell lung cancer can provide the Company with long term sustainability and success.”

Richard Rainey, who has served as President of the Company since December 2002 and Chief Executive Officer of the Company since June 2007, will continue as the Company’s Chief Financial Officer through at least May 31, 2008. Dr. Prendergast further added, “On behalf of the Board of Directors, I want to recognize and thank Rich Rainey for significant achievements in bringing the Company to its current Phase III trial. This is testimony to his efforts over the past 5 years under demanding circumstances.”

Dr. Martelet brings extensive international pharmaceutical experience with a focus on oncology at the general management level. Dr. Martelet’s most recent industry experience was with Merck & Co., where he served as Vice-President and Global Franchise Head, Oncology. Prior to that, Dr. Martelet was the Regional Pharma Head, Central & Eastern Europe, Middle East and Africa for Novartis Pharma, AG. Dr. Martelet has also served in various senior officer positions within various units of Novartis Pharmaceutical, including leading the Oncology Business Units in Asia, Latin America, Central and Eastern Europe, the Middle East and Africa. Prior to joining Novartis, Dr. Martelet served in various oncology-related capacities with Schering-Plough International, Eli Lilly Corporation and F. Hoffman-la Roche, AG. Dr. Martelet received a Doctorate in Medicine with distinction and a Master's Degree in Business from Dijon University, France. He also holds a degree in Legal Medicine from R. Descartes University School of Medicine, Paris.

M-Vax in Metastatic Melanoma

In a phase 2 clinical study published in the International Journal of Cancer M-Vax induced tumor shrinkage in 11/83 patients with surgically incurable stage IV melanoma. In a subsequent paper published by Dr. Michal Lotem in the British Journal of Cancer (British Journal of Cancer 2004, 90 773-780) patients treated with their DNP modified tumor cells, using manufacturing techniques similar to M-Vax, followed by administration of low dose interleukin-2, achieved a response rate of 35%. These results were confirmed in a subsequent study conducted by the same investigator in which patients had a 32% response rate, which included 13% with complete responses and 19% with partial responses.

M-Vax in Stage III Melanoma

M-Vax was the subject of a publication in the Journal of Clinical Oncology that discussed 214 Stage III melanoma patients that were treated with a regimen of MVax post surgery. No patients were lost to follow-up and they were split between Stage IIIb & Stage IIIc melanoma. All patients on study have completed follow-up and the reported five-year survival rate was 45%. This compares to five-year survival published in similar patient populations who underwent surgery alone of 22%. In addition, the data showed a positive correlation between survival and delayed-type hypersensitivity (DTH) responsiveness to patients unmodified tumor cells (P<.001). The journal commissioned an editorial on the publication. In a separate study of a similar patient population using a DNP-modified tumor cell vaccine (British Journal of Cancer 2002 May 20; 86(10): 1534-9), Lotem also showed a positive relationship between survival and DTH to melanoma cells.

About Melanoma

Cancer of the skin is the most common of cancers while melanoma accounts for approximately 3% of skin cancer cases. According to the SEER CanQuest Database and the American Cancer Society, in the U.S. for 2007 it is estimated there will be 59,940 new cases of melanoma with an expected number of deaths from melanoma of 8,110. The estimated prevalence of melanoma in the U.S. in 2007 is 396,242 cases.

Further information on the Clinical Study

To obtain further information on the clinical study please visit www.clinicaltrials.gov and look up M-Vax or use study identifier NCT00477906. Additionally, the study has been assigned eudraCT number 2007-004406-26 by the EMEA. You may also contact Dr. David Berd or Ellen Bloome, RN at AVAX Technologies, Inc., 2000 Hamilton Street, Suite 204, Philadelphia, PA 19130 (215) 241-9760.

About AVAX Technologies, Inc.

AVAX Technologies, Inc. is a biotechnology company with operations in the United States and Europe. The Company is engaged in the research, clinical and commercial development of biological products and cancer therapeutics. AVAX’s AC Vaccine platform is a therapeutic cancer vaccine. In addition, the Company performs contract-manufacturing services for biological products for other pharmaceutical and biotechnology companies.

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Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the Company will be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the Company's prospects, including (1) risk associated with a change in executive management of the Company, (2) the need to obtain additional funding (beyond the proceeds of the April 2007 private offering) in the future to continue to finance the Company’s development plans, (3) the results of clinical and laboratory testing of its vaccine technologies, (4) possible future FDA or AFSSAPS questions regarding the Company's products and manufacturing processes, (5) exchange rate risks associated with financing the Company in U.S. dollars but funding significant operating expenses in Europe with Euro’s, (6) the Company's ability to maintain its rights under license agreements and to meet funding requirements under its license agreements, (7) the Company's ability to demonstrate the safety and efficacy of product candidates at each stage of development and to meet applicable regulatory standards and receive required regulatory approvals, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006. AVAX does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

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